Exhibit 99.1

ANTARES PHARMA REPORTS THIRD QUARTER 2015

OPERATING AND FINANCIAL RESULTS

RECORD PRODUCT REVENUES DRIVEN BY OTREXUP™ AND EPINEPHRINE AUTO INJECTOR DEVICE SALES

SEVENTH CONSECUTIVE QUARTER OF INCREASED PRODUCT REVENUE GROWTH

EWING, NJ, November 5, 2015 -- Antares Pharma, Inc. (NASDAQ: ATRS) today reported operating and financial results for the third quarter ended September 30, 2015.  The Company reported revenue of $11.1 million and a net loss per share of $0.04 for the third quarter and revenue of $33.9 million and a net loss of $0.10 per share for the first three quarters of 2015.  Antares ended the third quarter with $50.9 million in cash and investments and no debt.

“We believe the third quarter operating and financial results speak to the progress we are making against three of our top-priority goals, including continuing to grow Otrexup, delivering epinephrine devices to Teva and progressing the QuickShot Testosterone clinical program.” said Eamonn P. Hobbs, President and Chief Executive Officer of the Company.  “With seven consecutive quarters of product revenue growth and the completion of enrollment in our clinical study for QuickShot Testosterone, the Company continues to execute against objectives that we believe will enhance shareholder value.”

Third Quarter 2015 and Recent Highlights

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Reported quarterly revenue of $11.1 million including $3.6 million in OTREXUP™ sales and $3.2 million in revenue generated from pre-launch epinephrine auto injector devices sold and shipped to Teva during the third quarter in anticipation of a potential FDA  approval next year.

•	Generated record quarterly product revenues of $8.0 million, the seventh consecutive quarter of increased product revenue growth.

•

Increased the number of prescriptions of OTREXUP™ (methotrexate) injection to 9,102 in the third quarter as compared to 8,123 prescriptions in the second quarter, according to Symphony Health Solutions.

•	Ended the quarter with a strong balance sheet including $50.9 million in cash and investments and no debt.

•	Announced the final patient has completed treatment in the 52 week, 150 patient phase 3 safety and efficacy study QST-13-003.

•	Announced the conclusion of enrollment in the 26 week QuickShot® testosterone supplemental safety study QST-15-005.

•	Announced the publication of phase 2 QuickShot® Testosterone data in the journal Sexual Medicine.

Third Quarter and Nine Month Year-To-Date Financial Results

Total revenue was $11.1 million for the three months ended September 30, 2015, compared to $6.6 million for the comparable period in 2014, representing an increase of 69%. For the nine months ended September 30, 2015, total

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revenue was $33.9 million, an 87% increase as compared to total revenue of $18.1 million for the nine months ended September 30, 2014. See Table 1 attached for further details on revenues.

Product sales represent sales of our proprietary products and devices or device components to our partners.  Product sales were $8.0 million for the three months ended September 30, 2015, compared to $3.6 million for the comparable period in 2014, and totaled $18.5 million for the nine months ended September 30, 2015 as compared to $8.7 million in the comparable period of 2014.  The increase in product sales for the three and nine months ended September 30, 2015 over the comparable periods of 2014 was primarily driven by the growth of OTREXUP™ and the sale of pre-launch quantities of epinephrine auto injectors to Teva in anticipation of a potential approval next year.

Development revenue represents amounts earned under arrangements with partners in which we develop new products on their behalf.  Frequently, we receive payments from our partners that are initially deferred and recognized as revenue over a development period or upon completion of defined deliverables.  Development revenue was $2.6 million and $8.0 million for the three and nine months ended September 30, 2015, respectively, compared to $1.7 million and $5.0 million for the comparable periods in 2014.

Licensing revenues represent the amounts recognized from up-front or milestone payments received from partners that are initially deferred and recognized over the life of our agreements.  Licensing revenue was less than $0.1 million for the three months ended September 30, 2015, compared to $0.9 million for the comparable period in 2014. Licensing revenue for the first nine months of 2015 totaled $6.1 million compared to $2.8 million for the first nine months of 2014. The year-to-date increase was driven by the recognition of incremental licensing revenue of $5.0 million in connection with the termination of our agreement with LEO Pharma during the second quarter of 2015.  As a result of the termination of this agreement we did not recognize any licensing revenues in the third quarter 2015.

Royalty revenue is recognized primarily from the in-market sales of products sold by our partners.  Royalty revenue was $0.4 million for the three months ended September 30, 2015, compared to $0.3 million for the comparable period in 2014. Royalty revenue for the first nine months of 2015 totaled $1.2 million compared to $1.6 million for the first nine months of 2014.

Total gross profit increased in the third quarter of 2015 to $6.0 million compared to $4.1 million in the comparable period in 2014, principally due to the growth of OTREXUP™ and sales of epinephrine auto injectors. Total gross profit for the first nine months of 2015 was $20.4 million as compared to $12.3 million in the first nine months of 2014, representing a period over period increase of 66%. The year-to-date increase was driven by the growth in contribution margins from OTREXUP™ and auto injector device sales, and incremental licensing revenue of $5.0 million recognized in connection with the termination of our agreement with LEO Pharma during the second quarter of 2015, which had no associated cost of revenue.

Total operating expenses were $11.8 million in the third quarter of 2015 compared to $11.2 million in the comparable period in 2014. Total operating expenses for the nine months ended September 30, 2015 were $34.3 million as compared to $37.4 million for the comparable period in 2014, a decrease of 8%. The increase in third quarter operating expenses was primarily due to the increased investment in research and development costs, primarily personnel costs and FDA fees. The decrease in nine month year to date operating expenses was driven by higher costs incurred in 2014 associated with the launch of OTREXUP™ and legal costs that were paid in 2014 for litigation that was settled in 2015.

Net loss was approximately $5.7 million and $14.0 million for the third quarter and first nine months of 2015, respectively, as compared to $7.2 million and $25.1 million for the comparable periods in 2014.

At September 30, 2015, cash and investments totaled approximately $50.9 million compared to approximately $40.0 million at December 31, 2014.

Conference Call, Call Replay and Webcast

Antares executives will provide a Company update and review third quarter 2015 operating results via webcast and conference call on Thursday, November 5, 2015, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “ATRS Investor Information” section of the Company’s website (www.antarespharma.com) under the “Webcast” tab.  Alternatively, callers may participate in the audio portion of the conference call by dialing 1-888-430-8709 (US), or 1-719-325-2495 (International).  Callers should reference the Antares Pharma conference call or conference identification code 5173094. Callers can access the slide presentation on the “ATRS Investor Information” section of the Company’s website under the “Presentations” tab. Webcast and telephone replays of the conference call will be available from 11:30 a.m. ET on

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Thursday, November 5, 2015 through 11:30 a.m. ET on Friday, November 20, 2015. To access the replay, callers should dial 1-888-203-1112 (US) or 1-719-457-0820 (International) and enter passcode 5173094.

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company’s product, OTREXUP™ (methotrexate) injection for subcutaneous use, is approved in the U.S. for the treatment of adults with severe active rheumatoid arthritis, children with active polyarticular juvenile idiopathic arthritis and adults with severe recalcitrant psoriasis. Antares Pharma is also developing QuickShot® Testosterone for testosterone replacement therapy, and VIBEX® Sumatriptan for the acute treatment of migraines.  The Company's technology platforms include VIBEX® disposable auto injectors, disposable multi-use pen injectors and reusable needle-free injectors. Antares Pharma has a multi-product deal with Teva Pharmaceutical Industries, Ltd. that includes VIBEX® epinephrine, exenatide multi-dose pen, and another undisclosed multi-dose pen.  Our reusable needle-free injector for use with human growth hormone (hGH) is sold worldwide by Ferring B.V.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factor that may cause such differences include, but are not limited to: continued growth of prescriptions and sales of OTREXUP™; the timing and results of the phase 3 studies for QuickShot® Testosterone (QS T) and acceptance of the data by the U.S. Food and Drug Administration (FDA); the Company’s ability to successfully complete a New Drug Application for QS T and submit to the FDA and approval of the same; approval by the FDA of the VIBEX® Epinephrine Pen (“VIBEX® Epi Pen”); the timing and therapeutic equivalence rating thereof, and any revenue pre or post FDA approval; FDA action with respect to the ANDA filed for the Exenatide pen; the Company’s response to the complete response letter from the FDA with respect to its ANDA for  VIBEX® Sumatriptan and FDA action with respect to the same;  the timing and results of research projects, clinical trials,  and product candidates in development; actions by the FDA or other regulatory agency with the respect to the Company’s products or product candidates and product candidates of its partners; continued growth in product, development, licensing and royalty revenue; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contacts:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 – CONSOLIDATED REVENUE DETAILS

(amounts in thousands, except for percentages)

(unaudited)

	Three Months Ended September 30,		Increase	Nine Months Ended September 30,		Increase
	2015	2014	(Decrease)	2015	2014	(Decrease)
OTREXUP™	$3,593	$2,607	38%	$9,943	$4,491	121%
Needle-free injector devices and components	1,194	654	83%	3,340	3,599	(7%)
Auto injector and pen injector devices	3,240	298	987%	5,207	635	720%
Total product sales	8,027	3,559	126%	18,490	8,725	112%
Development revenue	2,608	1,745	49%	8,024	4,954	62%
Licensing revenue	43	927	(95%)	6,112	2,783	120%
Royalties	408	339	20%	1,228	1,637	(25%)
Total revenue	$11,086	$6,570	69%	$33,854	$18,099	87%

ANTARES PHARMA, INC.

Table 2 – CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue:
Product sales	$8,027	$3,559	$18,490	$8,725
Development revenue	2,608	1,745	8,024	4,954
Licensing revenue	43	927	6,112	2,783
Royalties	408	339	1,228	1,637
Total revenue	11,086	6,570	33,854	18,099
Cost of revenue	5,100	2,507	13,482	5,814
Gross profit	5,986	4,063	20,372	12,285
Research and development	5,142	4,427	14,089	12,903
Selling, general and administrative	6,611	6,810	20,254	24,455
Total operating expenses	11,753	11,237	34,343	37,358
Operating loss	(5,767)	(7,174)	(13,971)	(25,073)
Other income (expense)	29	(12)	(61)	(6)
Net loss	$(5,738)	$(7,186)	$(14,032)	$(25,079)
Basic and diluted net loss per common share	$(0.04)	$(0.05)	$(0.10)	$(0.19)
Basic and diluted weighted average common shares outstanding	154,809	130,771	143,819	130,164

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ANTARES PHARMA, INC.

Table 3 – CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Cash and investments	$50,896	$40,031
Accounts receivable	6,558	3,510
Inventories	5,657	5,860
Equipment, molds, furniture and fixtures, net	13,832	10,829
Patent rights, net	2,551	2,885
Goodwill	1,095	1,095
Other assets	2,870	4,563
Total Assets	$83,459	$68,773

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$8,138	$15,707
Deferred revenue	2,700	11,870
Stockholders’ equity	72,621	41,196
Total Liabilities and Stockholders’ Equity	$83,459	$68,773

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